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                          [NAUTA DUTILH LETTERHEAD]


                               November 19, 1997

Core Laboratories N.V.
5295 Hollister Road
Houston, Texas 77040

Attention: John D. Denson, Esq.

     Re:  Core Laboratories N.V. ("the Company")

Dear Sirs:

     At your request we have, as your legal counsel in The Netherlands, advised on matters of Netherlands law in connection with the registration statement on Form S-3 (Registration No. 333-39265) filed by the Company with the Securities and Exchange Commission (the "Commission") on October 31, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 4,439,221 common shares in the capital of the Company ("Common Shares"), each such shares with a par value of NLG 0.03.

     Capitalized terms used but not defined herein shall have the same meetings as in the Registration Statement.

     For the purposes of this opinion, we have examined and relied only on the following documents:

     (a)  a faxed copy of the Registration Statement;

     (b) a faxed copy of the prospectus included in such Registration Statement (the "Prospectus"); and

     (c)  copies of the following documents in relation to the Company;

          1. the deed of incorporation of the Company as a private company with limited liability under Netherlands law ("besloten vennootscap met beperkte aansprakelijkheid") under the name of Core Holdings B.V. with its corporate seat at Amsterdam, The Netherlands, dated 8 August 1994, incorporating the articles of association (statuten) of the Company;

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          2.        a notarial deed providing for the amendment of the articles of association of the Company, dated 6 April 1995;

          3. a notarial deed dated 31 August 1995, providing for the conversion of the Company (following such conversion known as: "Core Laboratories N.V.") into a company limited by shares ("naamloze vennootschap") and embodying the new articles of association of the Company;

          4. written statements from all shareholders in the Company, together constituting a unanimous resolution of the general meeting of shareholders of the Company in favor of the contents of the notarial deed mentioned in item 3 above;

          5. a certificate, dated 31 August 1995, signed by Arthur Andersen confirming that on the basis of their work, Arthur Andersen are of the opinion that at 30 June 1995 the Company's (at that time Core Holdings B.V.'s) shareholders' equity was at least equal to the paid-in and called-up share capital, such certificate -- by virtue of the provisions in Section 2:72 of the Dutch Civil Code -- having been attached to the deed mentioned in item 3 above); and

          6. a faxed copy of the resolutions adopted by the Board of Supervisory Directors of the Company at a meeting held on 30 October 1997 authorizing, inter alia, the issue of the Common Shares (as defined in such resolutions).

     The documents referred to in paragraphs (a) and (b) inclusive above are hereinafter referred to as the "Documents") and the documents referred to in paragraph (c) above as the "Certificates."

     In connection with such examination and in giving this opinion, we have assumed:

     (i) the genuineness of all signatures to all Documents and Certificates, the authenticity and completion of all Documents and Certificate submitted to us as originals, the completeness and the conformity to the original documents of all Documents and Certificates submitted to us as faxed copies or photocopies and the authenticity of such original documents;

          (ii) the legal capacity ("handelingsbekwaamheid") of the natural persons acting on behalf of any of the parties, the due incorporation and valid existence of, the power, authority and legal rights of, and the due authorization and execution of each of the Documents by, each of the parties thereto (other than the Company) under any applicable law to execute the Documents, to which it is a party and to perform its obligations thereunder;

          (iii) the due compliance with all matters of, and the validity, binding effect and enforceability of, each of the Documents under, any applicable law other than Netherlands law;

          (iv) the accuracy, validity and binding effect of the Certificates and the matters certified or evidenced thereby at the date hereof and any other relevant date;



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          (v) that payment for the Common Shares issued by the Company will not be made by the Company or a Dutch subsidiary of the Company;

          (vi) that the shares to be issued by the Company have been accepted;
     and

          (vii) that the resolutions referred to in item (c) 6 above are in full force and effect.

     This opinion shall be governed by and construed in accordance with Netherlands law and is given only with respect to Netherlands law in effect on the date of this opinion. We have not investigated the laws of any jurisdiction other than The Netherlands, any representations or warranties made by the parties to the Documents, any matters of fact, tax law, anti-trust law or international law, including, without limitation, the law of the European Community.

     Based on and subject to the foregoing, and subject to the qualifications set forth below, we express the following opinion:

          The shares in the capital of the Company to be issued by the Company or sold by the selling shareholders referred to in the Registration Statement, as reflected in the Registration Statement, consisting of a maximum of 4,439,221 common shares, when issued by the Company or sold by the said selling shareholders, as applicable, in the manner and on the terms as referred to in the Registration Statement and the Prospectus, will be duly and validly issued and, subject to payment for such shares issued by the Company, such shares will be fully paid and non-assessable.

     The opinion expressed above is subject to the following qualifications:

          We have assumed that any foreign law which may apply with respect to the Documents or the transactions contemplated thereby would not be such as to affect the opinion expressed herein.

     We consent to the inclusion of this opinion as an Exhibit to the Registration Statement. We further consent to all references to us in the Registration Statement, the Prospectus and any amendments or supplements thereto.

                                   Very truly yours,

                                   NAUTA DUTILH



                                   By: ______________________________
                                        C.A. Fonteijn



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